CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Market-Linked Notes due 2022	$1,106,000	$128.52

May 2015 Pricing Supplement No. 291 Registration Statement No. 333-200365 Dated May 29, 2015 Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in U.S. Equities

Market-Linked Notes due June 3, 2022

Based on the Average Value on Quarterly Calculation Days of the Dow Jones Industrial AverageSM

The notes are unsecured obligations of Morgan Stanley, will pay no interest and will have the terms described in the accompanying product supplement, index supplement and prospectus, as supplemented and modified by this document. At maturity, we will pay per note the face amount of $1,000 plus a supplemental return based on the arithmetic average of the closing levels of the underlying index on the 28 quarterly calculation days over the term of the notes, subject to the minimum redemption amount. These long-dated notes are for investors who are concerned about principal risk but seek an equity index-based return, and who are willing to forgo current income in exchange for the repayment of principal at maturity plus a supplemental return based on an average of the closing levels measured on the 28 calculation days, subject to the minimum redemption amount. The notes are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

All payments are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations, you could lose some or all of your investment. These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any securities included in the underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley
Face amount:	$1,000 per note. References in this document to a “note” are to a note with a face amount of $1,000.
Aggregate face amount:	$1,106,000
Pricing date*:	May 29, 2015
Original issue date*:	June 3, 2015 (3 business days after the pricing date)
Maturity date*:	June 3, 2022, subject to postponement if the final calculation day is postponed
Interest:	None
Underlying index:	Dow Jones Industrial AverageSM
Redemption amount:

At maturity, the redemption amount per $1,000 face amount of notes will equal:

$1,000 + supplemental return.

In no event will the redemption amount payable at maturity be less than the minimum redemption amount.

Supplemental return:	(i) $1,000 times (ii) the average index percent change times (iii) the participation rate, provided that the supplemental return will not be less than $100 per note
Participation rate:	100%
Minimum redemption amount:	$1,100 per note (110% of the face amount)
Average index percent change:	(average ending level – starting level) / starting level
Starting level:	18,010.68, which is the closing level on the pricing date
Average ending level:	The arithmetic average of the closing levels on the 28 specified calculation days over the term of the notes
Calculation days*:	Quarterly, on the 26th day of each February, May, August and November, beginning on August 26, 2015. We also refer to May 26, 2022 as the final calculation day. The calculation days are subject to postponement for non-index business days and certain market disruption events.
CUSIP:	61761JZB8
ISIN:	US61761JZB87
Listing:	The notes will not be listed on any securities exchange.
Agents:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley, and Wells Fargo Securities, LLC (“WFS”). See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$936.70 per note. See “Investment Summary” beginning on page 2.
Commissions and offering price:	Price to public	Agent’s commissions(1)	Proceeds to issuer(2)
Per note	$1,000	$37.50	$962.50
Total	$1,106,000	$41,475	$1,064,525
(1)	Wells Fargo Securities, LLC, an agent for this offering, will receive a commission of $37.50 for each note it sells. Dealers, including Wells Fargo Advisors, LLC (“WFA”), may receive a selling concession of $15.00 per note, and WFA will receive a distribution expense fee of $1.20 for each note sold by WFA. See “Supplemental information concerning plan of distribution; conflicts of interest.”
(2)	See “Use of proceeds and hedging” on page 15.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 9.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Notes” at the end of this document.

Product Supplement for Equity-Linked Notes dated November 19, 2014

Index Supplement dated November 19, 2014     Prospectus dated November 19, 2014

Wells Fargo Securities

Market-Linked Notes due June 3, 2022

Based on the Average Value on Quarterly Calculation Days of the Dow Jones Industrial AverageSM

Investment Summary

Market-Linked Notes

The Market-Linked Notes due June 3, 2022 Based on the Average Value on Quarterly Calculation Days of the Dow Jones Industrial AverageSM (the “notes”) offer the potential for a supplemental return at maturity based on the average performance of the underlying index as determined on the 28 quarterly calculation days over the term of the notes. The notes provide investors:

¡	an opportunity to gain exposure to the Dow Jones Industrial AverageSM
¡	the repayment of principal plus a minimum return at maturity of 10% of the original offering price per note
¡	the averaging feature, which means that any positive return on the notes will be based on the average of the closing levels of the underlying index measured on 28 calculation days that occur each quarter during the term of the notes
¡	no exposure to any decline of the average ending level below the starting level if the notes are held to maturity

The notes are not designed for, and may not be a suitable investment for, investors who:

¡	seek a liquid investment or are unable or unwilling to hold the notes to maturity
¡	seek a minimum return greater than 10% of the original offering price per note
¡	seek exposure to the upside performance of the underlying index as measured solely from the pricing date to a date near stated maturity
¡	seek current income from their investments
¡	are unwilling to accept the risk of exposure to the U.S. equity markets
¡	seek exposure to the underlying index but are unwilling to accept the risk/return trade-offs inherent in the payment at maturity for the notes
¡	are unwilling to accept the credit risk of Morgan Stanley
¡	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings

At maturity, if the average index percent change is less than or equal to 10%, you will receive only the minimum redemption amount of $1,100 per note (110% of the face amount), representing a 10% return on your investment over the term of the notes. All payments on the notes, including the payment of the minimum redemption amount at maturity, are subject to the credit risk of Morgan Stanley.

Maturity:	7 years
Participation rate:	100%
Minimum redemption amount:	$1,100 per note (110% of the face amount)
Interest:	None

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The face amount of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date is less than $1,000 per note. We estimate that the value of each note on the pricing date is $936.70.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the underlying index. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the participation rate and the minimum redemption amount, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 12 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

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Key Investment Rationale

Market-Linked Notes with Averaging Feature offer investors exposure to the performance of the underlying index and provide for a minimum redemption amount of $1,100 per note (110% of the face amount) at maturity. They are for investors who are concerned about principal risk but seek an equity index-based return, and who are willing to forgo current income in exchange for the repayment of principal at maturity plus a supplemental return based on an average of the closing levels on the 28 calculation days, subject to the minimum redemption amount. All payments on the notes, including the payment of the minimum redemption amount, are subject to the credit risk of Morgan Stanley.

Repayment of Principal / Minimum Redemption Amount	The notes offer investors a minimum redemption amount of $1,100 per note (110% of the face amount), and 1 to 1 upside exposure to any further positive average performance of the underlying index on the 28 calculation days.
Upside Scenario	The arithmetic average of the closing levels on the 28 calculation days is significantly greater than 110% of the starting level, and, at maturity, the notes pay the face amount of $1,000 plus 100% of the positive percent change from the starting level to the average ending level. Although investors can benefit from the averaging feature when the underlying index appreciates during the term of the notes but drops at maturity, the averaging feature can also reduce upside performance of the notes in bullish markets.
Minimum Redemption Amount Scenario	The average ending level is less than or equal to 110% of the starting level, and, at maturity, the notes pay only the minimum redemption amount of $1,100 per note (110% of the face amount).

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Calculating the Supplemental Return and Hypothetical Payout on the Notes

Calculating the Supplemental Return

At maturity, for each $1,000 face amount of notes that you hold, you will receive the face amount of $1,000 plus a supplemental return, subject to the minimum redemption amount. The supplemental return will be calculated as follows:

supplemental return	=	$1,000 x average index percent change x 100%, provided that the supplemental return will not be less than $100 per note. In no event will the redemption amount at maturity be less than the minimum redemption amount of $1,100 per note.

where

average index percent change	=	(average ending level – starting level ) / starting level

average ending level	=	the arithmetic average of the closing levels on the 28 specified calculation days over the term of the notes

Hypothetical Redemption Amount

The following table is provided for illustrative purposes only and is hypothetical. It does not purport to be representative of every possible scenario concerning increases or decreases in the value of the underlying index relative to the starting level. We cannot predict the average ending level, as measured on the calculation days over the term of the notes. You should not take the hypothetical index performance and redemption amounts as indications or assurances of the expected performance of the underlying index. The numbers appearing in the table below may have been rounded for ease of analysis. The following table illustrates the redemption amount payable at maturity on a hypothetical offering of the notes, based on the following terms*:

Investment term:	7 years

Starting level:	18,000

Participation rate:	100%

Minimum redemption amount:	$1,100 per note (110% of the face amount)

Average index percent change	Average ending level	Face amount	Supplemental return	Redemption amount	Return on $1,000 note
80.00%	32,400	$1,000	$800.00	$1,800.00	80.00%
60.00%	28,800	$1,000	$600.00	$1,600.00	60.00%
40.00%	25,200	$1,000	$400.00	$1,400.00	40.00%
20.00%	21,600	$1,000	$200.00	$1,200.00	20.00%
10.00%	19,800	$1,000	$100.00	$1,100.00	10.00%
0.00%	18,000	$1,000	$100.00	$1,100.00	10.00%
–10.00%	16,200	$1,000	$100.00	$1,100.00	10.00%
–20.00%	14,400	$1,000	$100.00	$1,100.00	10.00%
–40.00%	10,800	$1,000	$100.00	$1,100.00	10.00%
–60.00%	7,200	$1,000	$100.00	$1,100.00	10.00%
–80.00%	3,600	$1,000	$100.00	$1,100.00	10.00%
–100.00%	0	$1,000	$100.00	$1,100.00	10.00%

The average ending level is the arithmetic average of the closing levels on 28 quarterly calculation days over the term of the notes. Because there are 28 calculation days spread over 7 years, positive performance of the underlying index at

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Based on the Average Value on Quarterly Calculation Days of the Dow Jones Industrial AverageSM

one time may be offset by lesser positive performance or negative performance measured at other times. See “Risk Factors─The supplemental return is based on the arithmetic average of the closing levels on the 28 calculation days over the term of the notes, subject to the minimum redemption amount, and therefore the redemption amount may be less than if it were based solely on the closing level on the final calculation day” below.

Calculating the Average Ending Level

The examples below illustrate the average ending level for a range of hypothetical closing levels on each of the calculation days, but do not reflect the complete range of possible movements of the underlying index. The examples reflect the 28 calculation days during the 7-year period prior to maturity and assume a starting level of 18,000 on the first calculation day.

▪	In Example 1, the closing level increases progressively as of the calculation days over the first two years of the term of the notes, reaches a high of 22,420 and then decreases progressively to 17,900 by the final calculation day.

▪ Hypothetical average ending level: 19,889.93

Since the hypothetical average ending level is greater than the starting level by more than 10%, the redemption amount would equal:

$1,000 +	$1,000 x	19,889.93 – 18,000	x 100%	= $1,105.00
18,000

On the stated maturity date you would receive $1,105.00 per note.

▪	In Example 2, the closing level decreases progressively as of the calculation days over the first two years of the term of the notes, reaches a low of 15,400 and then increases progressively to 22,000 by the final calculation day. This example illustrates a scenario in which the averaging feature results in lower performance of the underlying index at maturity than if the performance of the underlying index were based solely on the closing level on a date near maturity.

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▪ Hypothetical average ending level: 17,864.2857

Since the hypothetical average ending level is less than the starting level, the redemption amount would equal the minimum redemption amount.

On the stated maturity date you would receive $1,000 + $100 = $1,100.00 per note.

▪	In Example 3, the closing level increases progressively as of each of the calculation days over the entire term of the notes until reaching a value of 24,000 on the final calculation day. This example illustrates a scenario in which the averaging feature results in lower performance of the underlying index at maturity than if the performance of the underlying index were based solely on the closing level on a date near maturity.

▪ Hypothetical average ending level: 20,246.4286

Since the hypothetical average ending level is greater than the starting level by more than 10%, the redemption amount would equal:

$ 1,000 +	$1,000 x	20,246.4286 – 18,000	x 100%	= $1,124.80
18,000

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On the stated maturity date you would receive $1,124.80 per note.

▪	In Example 4, the closing level increases to a closing level of 18,300 on the first calculation day and then decreases progressively as of each subsequent calculation day over the entire term of the notes until reaching a level of 11,000 on the final calculation day.

▪ Hypothetical average ending level: 14,492.8571

Since the hypothetical average ending level is less than the starting level, the redemption amount would equal the minimum redemption amount.

On the stated maturity date you would receive $1,000 + $100 = $1,100.00 per note.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement and the accompanying prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

¡	The notes do not pay interest and may not pay more than the face amount at maturity. If the average index percent change is less than or equal to 10%, you will receive only the minimum redemption amount of $1,100 for each note you hold at maturity. As the notes do not pay any interest, if the average ending level is not sufficiently higher than the starting level, the overall return on the notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity. The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for a supplemental return based on the average performance of the underlying index on the 28 quarterly calculation days over the term of the notes, subject to the minimum redemption amount.
¡	The supplemental return is based on the arithmetic average of the closing levels on the 28 calculation days over the term of the notes, subject to the minimum redemption amount, and therefore the redemption amount may be less than if it were based solely on the closing level on the final calculation day. The supplemental return will be calculated by reference to an average of the closing levels on the 28 calculation days over the term of the notes. Therefore, in calculating the average ending level at maturity, positive performances of the underlying index as of some calculation days may be moderated, or wholly offset, by lesser or negative performances as of other calculation days. Similarly, the average ending level may be less than the closing level on the final calculation day, and, as a result, the redemption amount you receive may be less than if it were based solely on the closing level on the final calculation day. Investing in the notes is not the same as investing in notes that offer 1 to 1 upside exposure to the performance of the underlying index.
¡	The market price of the notes will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. or any other dealer may be willing to purchase or sell the notes in the secondary market, including:
¡	the value of the underlying index at any time and, in particular, on each of the calculation days,
¡	the volatility (frequency and magnitude of changes in value) of the underlying index,
¡	dividend rate on the stocks underlying the index,
¡	interest and yield rates in the market,
¡	time remaining until the notes mature,
¡	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying index or equities markets generally and which may affect the closing level of the underlying index on any calculation day, and
¡	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above. The value of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Dow Jones Industrial AverageSM Overview” below. You may receive less, and possibly significantly less, than the face amount per note if you try to sell your notes prior to maturity.

¡	The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on Morgan Stanley’s ability to pay all amounts due on the notes at maturity, and therefore you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.
¡	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the

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face amount reduce the economic terms of the notes, cause the estimated value of the notes to be less than the face amount and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the face amount, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the face amount and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the face amount and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 12 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

¡	The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the notes will be influenced by many unpredictable factors” above.
¡	Adjustments to the underlying index could adversely affect the value of the notes. The publisher of the underlying index can add, delete or substitute the stocks underlying the index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the underlying index. Any of these actions could adversely affect the value of the notes. The publisher of the underlying index may also discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index on any calculation day, the closing level on such calculation day will be an amount based on the stocks underlying the discontinued index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co, as calculation agent, in accordance with the formula for calculating the closing level last in effect prior to discontinuance of the index.
¡	You have no shareholder rights. As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the index.
¡	Investing in the notes is not equivalent to investing in the underlying index. Investing in the notes is not equivalent to investing in the underlying index or its component stocks. See “Calculating the Supplemental Return and Hypothetical Payout on the Notes” above.
¡	The notes will not be listed on any securities exchange and secondary trading may be limited. Accordingly, you should be willing to hold your notes for the entire 7-year term of the notes. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. and WFS may, but are not obligated to, make a market in the notes and, if either of them once chooses to make a market, may cease doing so at any time. When they do make a market, they will generally do so for transactions of routine secondary market size at prices based on their respective estimates of the current value of the notes, taking into account their respective bid/offer spreads, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that they will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be

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able to trade your notes is likely to depend on the price, if any, at which MS & Co. or WFS is willing to transact. If, at any time, MS & Co. and WFS were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

¡	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes. As calculation agent, MS & Co. has determined the starting level, will determine the closing level on each calculation day and the average ending level, and will calculate the amount of cash you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the closing level in the event of a discontinuance of the underlying index or a market disruption event. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Description of Equity-Linked Notes—Supplemental Redemption Amount,” “—Calculation Agent and Calculations,” “—Alternate Exchange Calculation in the Case of an Event of Default” and “—Discontinuance of Any Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the notes on the pricing date.
¡	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the notes. One or more of our subsidiaries and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the notes (and to other instruments linked to the underlying index or its component stocks), including trading in the component stocks of the underlying index and in other instruments related to the underlying index. Some of our subsidiaries also trade the component stocks of the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have increased the starting level, and, therefore, could have increased the value at or above which the underlying index must close on the calculation days before an investor receives a redemption amount that exceeds the minimum redemption amount. Additionally, such hedging or trading activities during the term of the notes, including on any calculation day, could adversely affect the closing level of the underlying index on such calculation day, and, accordingly, the amount of cash an investor will receive at maturity.
¡	The stated maturity date may be postponed if the final calculation day is postponed. If the scheduled final calculation day is not an index business day or if a market disruption event occurs on that day so that the final calculation day is postponed and falls less than two business days prior to the stated maturity date, the stated maturity date of the notes will be postponed to the second business day following the last calculation day as postponed.
¡	Historical levels of the underlying index should not be taken as an indication of the future performance of the underlying index during the term of the notes. No assurance can be given as to the level of the underlying index at any time, including on the calculation day, because historical levels of the underlying index do not provide an indication of future performance of the underlying index.
¡	Potentially inconsistent research, opinions or recommendations by MS & Co., WFS or their respective affiliates. MS & Co., WFS and their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by MS & Co., WFS or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and the underlying index to which the notes are linked.

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Dow Jones Industrial AverageSM Overview

The Dow Jones Industrial AverageSM is a price-weighted index composed of 30 common stocks that is published by Dow Jones Indexes, the marketing name and a licensed trademark of CME Group Index Services LLC, as representative of the broad market of U.S. industry. For additional information about the Dow Jones Industrial AverageSM, see the information set forth under “Dow Jones Industrial AverageSM” in the accompanying index supplement.

Information as of market close on May 29, 2015:

Bloomberg Ticker Symbol:	INDU
Current Index Value:	18,010.68
52 Weeks Ago:	16,698.74
52 Week High (on 5/19/2015):	18,312.39
52 Week Low (on 10/16/2014):	16,117.24

The following graph sets forth the daily closing levels of the underlying index for the period from January 1, 2010 through May 29, 2015. The related table sets forth the published high and low closing levels, as well as end-of-quarter closing levels, of the underlying index for each quarter in the same period. The closing level of the underlying index on May 29, 2015 was 18,010.68. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The underlying index experiences periods of high volatility, and you should not take the historical values of the underlying index as an indication of its future performance.

Dow Jones Industrial AverageSM Historical Performance Daily Closing Levels January 1, 2010 to May 29, 2015

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Dow Jones Industrial AverageSM	High	Low	Period End
2010
First Quarter	10,907.42	9,908.39	10,856.63
Second Quarter	11,205.03	9,774.02	9,774.02
Third Quarter	10,860.26	9,686.48	10,788.05
Fourth Quarter	11,585.38	10,751.27	11,577.51
2011
First Quarter	12,391.25	11,613.30	12,319.73
Second Quarter	12,810.54	11,897.27	12,414.34
Third Quarter	12,724.41	10,719.94	10,913.38
Fourth Quarter	12,294.00	10,655.30	12,217.56
2012
First Quarter	13,252.76	12,359.92	13,212.04
Second Quarter	13,279.32	12,101.46	12,880.09
Third Quarter	13,596.93	12,573.27	13,437.13
Fourth Quarter	13,610.15	12,542.38	13,104.14
2013
First Quarter	14,578.54	13,328.85	14,578.54
Second Quarter	15,409.39	14,537.14	14,909.60
Third Quarter	15,676.94	14,776.13	15,129.67
Fourth Quarter	16,576.66	14,776.53	16,576.66
2014
First Quarter	16,530.94	15,372.80	16,457.66
Second Quarter	16,947.08	16,026.75	16,826.60
Third Quarter	17,279.74	16,368.27	17,042.90
Fourth Quarter	18,053.71	16,117.24	17,823.07
2015
First Quarter	18,288.63	17,164.95	17,776.12
Second Quarter (through May 29, 2015)	18,312.39	17,698.18	18,010.68

“Dow Jones,” “Dow Jones Industrial Average,” “Dow Jones Indexes” and “DJIA” are service marks of Dow Jones Trademark Holdings LLC and have been licensed for use by Morgan Stanley. See “Dow Jones Industrial AverageSM—License Agreement between Dow Jones Indexes and Morgan Stanley” in the accompanying index supplement.

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Additional Information About the Notes

Please read this information in conjunction with the summary terms on the front cover of this document. Notwithstanding anything to the contrary in the accompanying product supplement, the amount you will receive at maturity will be the redemption amount, defined and calculated as provided in this document.

Additional Provisions:
Denominations:	$1,000 and integral multiples thereof
Underlying index publisher:	Dow Jones Indexes, the marketing name and a licensed trademark of CME Group Index Services LLC, and any successor thereof
Underlying index:	The accompanying product supplement also refers to the underlying index as the “underlying asset.”
Face amount:	The accompanying product supplement refers to the face amount as the “stated principal amount.”
Calculation day:	The accompanying product supplement refers to the calculation day as the “valuation date.”
Redemption amount:	The accompanying product supplement refers to the redemption amount as the “payment at maturity.”
Supplemental return:	The accompanying product supplement refers to the supplemental return as the “supplemental redemption amount.”
Closing level:	The accompanying product supplement refers to the closing level as the “index closing value.”
Starting level:	The accompanying product supplement refers to the starting level as the “initial value” or “initial index value.”
Ending level:	The accompanying product supplement refers to the ending level as the “final value” or “final index value.”
Participation rate:	The accompanying product supplement refers to the participation rate as the “leverage factor.”
Equity-linked notes:	All references to “equity-linked notes” or related terms in the accompanying product supplement for equity-linked notes shall be deemed to refer to market-linked notes when read in conjunction with these preliminary terms.
Interest:	None
Bull or bear notes:	Bull notes
Call right:	The notes are not callable prior to the maturity date.
Postponement of maturity date:	If the final calculation day is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the final calculation day as postponed.
Minimum ticketing size:	$1,000 / 1 note
Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Tax considerations:	In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders.” Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying product supplement) of the notes, even though no interest is payable on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. We have determined that the “comparable yield” for the notes is a rate of 3.2128% per annum, compounded semi-annually. Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a single projected amount equal to $1,249.9970 due at maturity. You should read the discussion under “United States Federal Taxation” in the accompanying product supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

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ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through June 30, 2015	$2.4096	$2.4096
July 1, 2015 through December 31, 2015	$16.1027	$18.5123
January 1, 2016 through June 30, 2016	$16.3614	$34.8737
July 1, 2016 through December 31, 2016	$16.6242	$51.4979
January 1, 2017 through June 30, 2017	$16.8913	$68.3892
July 1, 2017 through December 31, 2017	$17.1626	$85.5518
January 1, 2018 through June 30, 2018	$17.4383	$102.9901
July 1, 2018 through December 31, 2018	$17.7184	$120.7085
January 1, 2019 through June 30, 2019	$18.0031	$138.7116
July 1, 2019 through December 31, 2019	$18.2923	$157.0039
January 1, 2020 through June 30, 2020	$18.5861	$175.5900
July 1, 2020 through December 31, 2020	$18.8847	$194.4747
January 1, 2021 through June 30, 2021	$19.1880	$213.6627
July 1, 2021 through December 31, 2021	$19.4963	$233.1590
January 1, 2022 through the Maturity Date	$16.8380	$249.9970

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payment that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

Use of proceeds and hedging:

The proceeds we receive from the sale of the notes will be used for general corporate purposes. We will receive, in aggregate, $1,000 per note issued, because, when we enter into hedging transactions in order to meet our obligations under the notes, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the notes borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the notes.

On or prior to the pricing date, we hedged our anticipated exposure in connection with the notes, by entering into hedging transactions with our subsidiaries and/or third party dealers. We expect our hedging counterparties to have taken positions in the stocks constituting the underlying index and in futures and/or options contracts on the underlying index or the component stocks of the underlying index listed on major securities markets. Such purchase activity could have increased the value of the underlying index on the pricing date, and therefore could have increased the value at or above which the underlying index must close on the calculation days before an investor receives a redemption amount that exceeds the minimum redemption amount. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the notes, including on the calculation days, by purchasing and selling the stocks constituting the underlying index, futures or options contracts on the underlying index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. We cannot give any assurance that our hedging activities will not affect the value of the underlying index, and, therefore, adversely affect the value of the notes or the payment you will receive at maturity. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Benefit plan investor considerations:	Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should.

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consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the notes are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the notes.

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any notes to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the

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benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the notes by the account, plan or annuity
Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

MS & Co. and WFS will act as the agents for this offering. WFS will receive a commission of $37.50 for each note it sells. WFS proposes to offer the notes in part directly to the public at the price to public set forth on the cover page of this document and in part to Wells Fargo Advisors, LLC (“WFA”), an affiliate of WFS, or other securities dealers at such price less a selling concession of $15.00 per note. In addition to the selling concession allowed to WFA, WFS will pay $1.20 per note of the commission to WFA as a distribution expense fee for each note sold by WFA.

See "Plan of Distribution (Conflicts of Interest)" in the accompanying product supplement for information about the distribution arrangements for the notes. References therein to "agent" refer to each of MS & Co. and WFS, as agents for this offering, except that references "agent" in the context of offers to certain Morgan Stanley dealers and compliance with FINRA Rule 5121 do not apply to WFS. MS & Co., WFS or their affiliates may enter into hedging transactions with us in connection with this offering.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Contact:	Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.
Validity of the notes:	In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the notes offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such notes will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the notes and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 19, 2014, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 19, 2014.

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Where you can find more information:

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the product supplement for Equity-Linked Notes and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the product supplement for Equity-Linked Notes, the index supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the product supplement for Equity-Linked Notes and the index supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Equity-Linked Notes dated November 19, 2014

Index Supplement dated November 19, 2014

Prospectus dated November 19, 2014

Terms used but not defined in this document are defined in the product supplement for Equity-Linked Notes, in the index supplement or in the prospectus. As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

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